EXHIBIT 99
Contact:   John S. Aylsworth
           President Casinos, Inc.
           314-622-3000
                                                         FOR IMMEDIATE RELEASE

                    PRESIDENT CASINOS, INC. ANNOUNCES SALE
            OF LEASEHOLD INTERESTS IN BILOXI, MISSISSIPPI PROPERTY

ST. LOUIS, MISSOURI, July 22, 1996 -- President Casinos, Inc. (NASDAQ:PREZ) announced today that it has entered into a letter of intent with Primadonna Resorts, Inc. to sell for $15 million in cash its leasehold rights to the property leased by President Casinos at its Broadwater Marina in Biloxi, Mississippi. The Broadwater Marina property currently is the site of President Casinos' barge casino operations in Biloxi.

Pursuant to the terms of the letter of intent, President Casinos will lease the property back from Primadonna under a triple net operating lease with no additional monthly rental obligations until the expiration of one year and, subject to certain conditions, will receive an option to extend the lease, subject to a 90-day cancellation notice, form Primadonna for up to an additional two-year period at a rental equal to 2% of net gaming revenues during the term.

The Broadwater Marina property is leased by President Casinos under a long-term lease from BH Acquisition Corporation, a company wholly owned by John E. Connelly, the chairman and principle stockholder of President Casinos. In a separate transaction, BH Acquisition has entered into a letter of intent with Primadonna for the sale of the certain properties owned by BH Acquisition in Biloxi, including the Broadwater Marina property, the Broadwater Resort, the Broadwater Tower and the 18-hole Sun Golf Course, for $41.5 million in cash. The transaction between President Casinos and Primadonna is subject to a number of conditions, including completion of due diligence, negotiation of a definitive agreement by the parties and receipt of regulatory approvals. The closing of the transaction is tentatively scheduled for October of 1996.

John S. Aylsworth, Executive Vice President and Chief Operating Officer of President Casinos, commented, "With this transaction we will ultimately withdraw from a highly competitive market where major gaming companies are establishing destination resorts. The transaction will allow us to concentrate our resources on our operations in St. Louis and Iowa, as well as continue to position ourselves in new potential gaming jurisdictions."

President Casinos, Inc, owns and operates riverboat and dockside gaming facilities in Davenport, Iowa, Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.